                                                                          Exhibit A

                          NATIONAL FUEL RESOURCES, INC.
                                INCOME STATEMENT

                                                 Three                Twelve
                                              Months Ended          Months Ended
                                             March 31, 2003        March 31, 2003

                                                 Actual                Actual

Operating Revenues                            $125,900,250          $234,912,879

Operating Expenses:

Purchased Gas                                  117,722,664           216,530,320
Purchased Electric                                  (3,831)                1,359
Operation                                          660,964             2,527,219
Depreciation, Depletion
   & Amortization                                   28,979               128,141
Franchise & Other Taxes                             50,818               221,141
                                               118,459,594           219,408,180

Operating Income                                 7,440,656            15,504,699

Interest Income                                    226,196             1,074,841
Interest Expense                                    13,538                 1,416

Net Income Before Taxes                          7,653,314            16,578,124

Income Taxes:

Federal                                          2,965,456             5,609,965
State                                              675,677               942,367
Deferred                                          (600,042)             (348,808)
                                                 3,041,091             6,203,524

Net Income                                    $  4,612,223          $ 10,374,600
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